Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No.1 to Registration Statement on Form S-3, File No. 333-115507, of our reports dated February 13, 2004, except for Note 16, which is as of May 12, 2004, relating to the consolidated financial statements and the financial statement schedule for the years ended December 27, 2003 and December 28, 2002, which appear in Global Power Equipment Group Inc.’s Annual Report on Form 10-K/A for the year ended December 27, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 8, 2004